CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our reports dated October 10, 2003 for Dreyfus Growth and Value Funds, Inc. (comprising, respectively Dreyfus Emerging Leaders Fund, Dreyfus Large Company Value Fund, Dreyfus Midcap Value Fund, Dreyfus Midcap Value Plus Fund, Dreyfus Premier Future Leaders Fund, Dreyfus Premier International Value Fund, Dreyfus Premier Select Growth Fund, Dreyfus Premier Select Midcap Growth Fund, Dreyfus Premier Small Company Growth Fund, Dreyfus Premier Strategic Value Fund, Dreyfus Premier Structured Midcap Fund, Dreyfus Premier Technology Growth Fund and Dreyfus Small Company Value Fund), which are incorporated by reference in this Registration Statement (Form N-1A No. 33-51061) of Dreyfus Growth and Value Funds, Inc.





                                    ERNST & YOUNG LLP


New York, New York
December 22, 2003